EXHIBIT 23.1
CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-118746, 333-124105, 333-125423, 333-126821, 333-128031, and 333-131878) and Form S-8 (No. 333-132440) of Ashford Hospitality Trust, Inc. of our report dated June 7, 2006, with respect to the balance sheets as of December 30, 2005 and December 31, 2004, and the related statements of operations, changes in owners’ deficit, and cash flows for the years ended December 30, 2005, December 31, 2004 and January 2, 2004 of Crystal Gateway Marriott, included in this current report Form 8-K/A of Ashford Hospitality Trust, Inc. dated July 12, 2006.
/s/ Beers & Cutler PLLC
Vienna, Virginia
July 12, 2006